I. Based on an evaluation of the Disclosure Controls and Procedures as of a date within 90 days of the Filing Date, the Principal Executive Officer and Principal Financial Officer believe the Disclosure Controls and Procedures are effectively designed to ensure that the information required to be disclosed by the Trust in the Report is recorded, processed, summarized and reported by the Filing Date, including ensuring that information required to be disclosed in the Report is accumulated and communicated to the officers of the Trust that are making certifications in the Report, as appropriate, to allow timely decisions regarding required disclosure.

II.  Certification  of  principal   executive   officers  and  certification  of
     principal financial officer are enclosed as follows: